                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)
                                  __________

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13D-2(B)
                              (Amendment No. 1)*



                                  uBID, INC.

________________________________________________________________________________
                               (Name of Issuer)



                                 Common Stock

________________________________________________________________________________
                        (Title of Class of Securities)


                                  903469 10 4

________________________________________________________________________________
                                (CUSIP Number)


                                 June 7, 1999

________________________________________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                 [_] Rule 13d-1(b)

                                 [_] Rule 13d-1(c)

                                 [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------                                  ---------------------
 CUSIP NO. 903469 10 4              13G                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Creative Computers, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

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Item 1(a)      Name of Issuer:

                  uBid, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                  2525 Busse Road
                  Elk Grove Village, IL 60007

Item 2(a)      Name of Person Filing:

                  Creative Computers, Inc.

Item 2(b)      Address of Principal Business Office or, if none, Residence:

                  2555 W. 190th Street
                  Torrance, California 90504

Item 2(c)      Citizenship/Organization:

                  Delaware

Item 2(d)      Title of Class of Securities:

                  Common Stock

Item 2(e)      CUSIP Number:

                  903469 10 4

Item 3         Not applicable.

Item 4         Ownership.

                       (a)  Amount of Beneficially Owned: 0

                       (b)  Percent of Class:   0%

                       (c)  Number of shares as to which such person has:

                               (i)  sole power to vote or to direct the vote: 0

                               (ii) shared power to vote or to direct the vote:
                                       0

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                              (iii) sole power to dispose or to direct the
                                    disposition of:  0

                              (iv) shared power to dispose or to direct the disposition of: 0

Item 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable.

Item 8         Identification and Classification of Members of the Group.

                  Not applicable.

Item 9         Notice of Dissolution of Group.

                  Not applicable.

Item 10        Certification.

                  Not applicable.

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                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 1999

                                    CREATIVE COMPUTERS, INC.


                                    By: /s/ Ted Sanders
                                        --------------------------
                                        Ted Sanders, Chief Financial Officer